DERIVED INFORMATION [3/8/2007]

[$1,149,600,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)
[$1,149,600,100]
Total Certificates Offered & Non-Offered
(Approximate)
Home Equity Pass-Through Certificates, Series 2007-2

Credit Suisse First Boston Mortgage Securities Corp.
Depositor

[U.S. Bank, N.A.]
Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

H Pool Data

Deal Ticker: HEAT 2007-2

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Pool Summary			North California
Total Issue Balance (USD)			% of State	23%
Original Mortgage Pool Balance (USD)	1,174,753,802		WA FICO	640
Current Mortgage Pool Balance (USD)	1,173,441,877		- Minimum FICO	501
Total Number of Loans	6,228		- Maximum FICO	784
Average Loan Balance (USD)	188,414		WA LTV	82%
1st lien (%age)	96%		- Minimum LTV	18%
2nd lien (%age)	5%		- Maximum LTV	100%
WA FICO	627		Highest Zip-Code Density (% of State)	0.47
- Minimum FICO	414		Zip-Code with Highest Density	94603
- Maximum FICO	796
WA LTV	83%		South California
- Minimum LTV	11%		% of State	77%
- Maximum LTV	100%		WA FICO	634
WA CLTV	89%		Minimum FICO	422
- Minimum CLTV	11%		Maximum FICO	793
- Maximum CLTV	100%		WA LTV	81%
WA DTI	42%		Minimum LTV	20%
- Minimum DTI	2%		Maximum LTV	100%
- Maximum DTI	59%		Highest Zip-Code Density (% of State)	1.2
WA Age (Months)	3		Zip-Code with Highest Density	92880
WA Remaining Term (Months)	352
North California (% of Pool)	7%
South California (% of Pool)	22%

Mortgage Type	WA LTV	WA FICO	Balance	% of Pool
Fixed Rate Mortgage	84%	632	230,649,772	19.7%
Adjustable Rate Mortgage	83%	620	794,226,472	67.7%
Option ARMs				0.0%
Interest Only Mortgage	82%	653	148,565,633	12.7%

LTV	WA LTV	WA FICO	Balance	% of Pool
0.01-20.00	16%	582	354,392	0.0%
20.01-25.00	24%	645	514,835	0.0%
25.01-30.00	28%	590	1,350,677	0.1%
30.01-35.00	33%	570	1,034,136	0.1%
35.01-40.00	38%	617	2,238,754	0.2%
40.01-45.00	43%	582	4,929,461	0.4%
45.01-50.00	48%	594	8,677,663	0.7%
50.01-55.00	53%	585	9,499,744	0.8%
55.01-60.00	58%	585	15,302,071	1.3%
60.01-65.00	64%	596	23,249,656	2.0%
65.01-70.00	69%	590	42,418,973	3.6%
70.01-75.00	74%	594	65,429,989	5.6%
75.01-80.00	80%	640	493,567,677	42.1%
80.01-85.00	84%	604	119,976,870	10.2%
85.01-90.00	90%	626	190,658,578	16.2%
90.01-95.00	95%	637	76,230,268	6.5%
95.01-100.00 (>100)	100%	643	118,008,133	10.1%

FICO	WA LTV	WA FICO	Balance	% of Pool
321 - 340	0%	-	-	0.0%
341 - 360	0%	-	-	0.0%
361 - 380	0%	-	-	0.0%
381 - 400	0%	-	-	0.0%
401 - 420	75%	414	85,139	0.0%
421 - 440	81%	427	832,844	0.1%
441 - 460	67%	450	700,457	0.1%
461 - 480	86%	466	2,171,564	0.2%
481 - 500	74%	493	4,138,570	0.4%
501 - 520	74%	510	34,459,522	2.9%
521 - 540	77%	531	47,326,845	4.0%
541 - 560	78%	551	58,353,989	5.0%
561 - 580	79%	571	73,717,942	6.3%
581 - 600	84%	591	119,044,448	10.1%
601 - 620	84%	610	180,908,436	15.4%
621 - 640	84%	630	157,376,848	13.4%
641 - 660	84%	650	187,034,064	15.9%
661 - 680	83%	670	129,396,638	11.0%
681 - 700	84%	690	79,669,214	6.8%
701 - 720	85%	710	45,900,351	3.9%
721 - 740	86%	730	24,020,806	2.0%
741 - 760	84%	749	16,355,319	1.4%
761 - 780	83%	769	8,962,748	0.8%
781 - 800	89%	786	2,986,133	0.3%
801 - 820	0%	-	-	0.0%
> 820	0%	-	-	0.0%
Unknown	0%	-	-	0.0%

LTV	MIG%	WA FICO	Balance with MIG	% of Pool
0.01-20.00	0%	0	0	0.0%
20.01-25.00	0%	0	0	0.0%
25.01-30.00	0%	0	0	0.0%
30.01-35.00	0%	0	0	0.0%
35.01-40.00	0%	0	0	0.0%
40.01-45.00	0%	0	0	0.0%
45.01-50.00	0%	0	0	0.0%
50.01-55.00	0%	0	0	0.0%
55.01-60.00	0%	0	0	0.0%
60.01-65.00	0%	0	0	0.0%
65.01-70.00	0%	0	0	0.0%
70.01-75.00	0%	0	0	0.0%
75.01-80.00	0%	0	0	0.0%
80.01-85.00	0%	0	0	0.0%
85.01-90.00	0%	0	0	0.0%
90.01-95.00	0%	0	0	0.0%
95.01-100.00 (>100)	0%	0	0	0.0%

Purpose	WA LTV	WA FICO	Balance	% of Pool
Purchase	85%	643	501,094,538	42.7%
Cash-Out/Refinancing	81%	614	625,609,046	53.3%
Refinancing	83%	622	46,738,293	4.0%

Occupancy	WA LTV	WA FICO	Balance	% of Pool
Owner	83%	625	1,092,461,360	93.1%
Investment	82%	643	74,716,102	6.4%
2nd Home	87%	651	6,264,415	0.5%

Loan Balance	WA LTV	WA FICO	Balance	% of Pool
<$200,000	83%	618	446,085,920	38.0%
$200,000 <$400,000	82%	626	492,217,400	41.9%
$400,000 <$600,000	84%	640	192,642,295	16.4%
>=$600,000	83%	660	42,496,261	3.6%

Property Type	WA LTV	WA FICO	Balance	% of Pool
SFR	83%	624	933,994,000	79.6%
PUD	83%	625	102,502,165	8.7%
CND	85%	644	61,681,812	5.3%
2-4 Family	81%	644	75,263,899	6.4%

Documentation Type	WA LTV	WA FICO	Balance	% of Pool
Full	84%	617	706,868,001	60.2%
Stated	81%	628	240,691,423	20.5%
Reduced	83%	652	209,105,769	17.8%
None	82%	684	16,776,684	1.4%

Fixed Period (Months)	WA LTV	WA FICO	Balance	% of Pool
</= 12	84%	633	241,773,235	20.6%
>12 and </= 36	83%	624	893,452,718	76.1%
>36 and </= 60	80%	657	36,909,194	3.1%
>60	81%	687	1,306,729	0.1%

Geographic Distribution	WA LTV	WA FICO	Balance	% of Pool
AK	80%	498	278,640	0.0%
AL	88%	614	8,103,556	0.7%
AR	87%	615	3,767,636	0.3%
AS	0%	-	-	0.0%
AZ	82%	626	67,203,779	5.7%
CA	82%	636	339,469,717	28.9%
CO	85%	627	16,812,878	1.4%
CT	81%	625	9,577,585	0.8%
CZ	0%	-	-	0.0%
DC	100%	610	299,426	0.0%
DE	83%	610	4,896,402	0.4%
FL	82%	623	112,401,471	9.6%
GA	86%	622	26,935,459	2.3%
GU	0%	-	-	0.0%
HI	80%	684	3,809,724	0.3%
IA	84%	610	1,537,894	0.1%
ID	82%	581	1,660,259	0.1%
IL	83%	628	71,443,666	6.1%
IN	90%	614	8,585,258	0.7%
KS	83%	602	2,123,005	0.2%
KY	87%	615	6,030,120	0.5%
LA	85%	612	11,194,512	1.0%
MA	82%	641	11,290,937	1.0%
MD	82%	618	44,826,320	3.8%
ME	84%	628	3,589,114	0.3%
MI	87%	626	18,335,112	1.6%
MN	84%	626	18,301,033	1.6%
MO	86%	599	17,577,114	1.5%
MS	87%	603	4,760,853	0.4%
MT	89%	626	792,422	0.1%
NC	84%	607	23,070,385	2.0%
ND	80%	634	400,327	0.0%
NE	86%	583	161,239	0.0%
NH	83%	625	2,860,125	0.2%
NJ	82%	636	38,753,496	3.3%
NM	83%	607	5,065,044	0.4%
NV	83%	641	28,286,773	2.4%
NY	81%	632	31,542,893	2.7%
OH	85%	615	15,094,677	1.3%
OK	89%	608	5,300,333	0.5%
OR	84%	642	5,933,699	0.5%
OT	0%	-	-	0.0%
PA	83%	620	22,581,503	1.9%
PR	0%	-	-	0.0%
RI	84%	660	4,123,964	0.4%
SC	87%	616	8,845,373	0.8%
SD	84%	629	383,801	0.0%
TN	85%	621	18,776,935	1.6%
TT	0%	-	-	0.0%
TX	83%	616	68,724,430	5.9%
UT	84%	637	18,997,082	1.6%
VA	83%	615	31,915,381	2.7%
VI	0%	-	-	0.0%
VT	72%	627	438,493	0.0%
WA	84%	621	16,177,257	1.4%
WI	84%	609	9,612,046	0.8%
WV	80%	622	242,222	0.0%
WY	86%	647	550,507	0.0%

Classification	Total	Check
Mortgage Type	1,173,441,877	4
Loan-to-Value	1,173,441,877	4
FICO	1,173,441,877	4
Purpose	1,173,441,877	4
Occupancy	1,173,441,877	4
Loan Balance	1,173,441,876	4
Property Type	1,173,441,876	4
Documentation Type	1,173,441,877	4
Fixed Period	1,173,441,876	4
Geographic Distribution	1,173,441,877	4

Per Annum Fees
Servicer Fees (bps)
Average Cost of Carry per Annum

CLTV	WA CLTV	WA FICO	Balance	% of Pool
0.01-20.00	16%	582	354,392	0.0%
20.01-25.00	24%	645	514,835	0.0%
25.01-30.00	28%	590	1,350,677	0.1%
30.01-35.00	33%	570	1,034,136	0.1%
35.01-40.00	38%	617	2,238,754	0.2%
40.01-45.00	43%	582	4,929,461	0.4%
45.01-50.00	48%	594	8,677,663	0.7%
50.01-55.00	53%	585	9,499,744	0.8%
55.01-60.00	58%	584	15,132,123	1.3%
60.01-65.00	64%	596	23,126,925	2.0%
65.01-70.00	69%	588	40,869,637	3.5%
70.01-75.00	74%	594	62,182,259	5.3%
75.01-80.00	80%	598	136,660,927	11.6%
80.01-85.00	84%	605	115,707,006	9.9%
85.01-90.00	90%	626	189,939,387	16.2%
90.01-95.00	95%	636	97,278,322	8.3%
95.01-100.00 (>100)	100%	652	463,945,630	39.5%